Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on September 5, 2007) pertaining to the Cholestech Corporation 1997 Stock Incentive Program, the Cholestech Corporation 1999 Nonstatutory Stock Option Plan, and the Cholestech Corporation 2000 Stock Incentive Program of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., dated June 26, 2007, filed with the Securities and Exchange Commission on July 2, 2007, as amended on July 20, 2007, and incorporated by reference in this Registration Statement on Form S-8.
/s/ Ernst & Young LLP
San Diego, California
September 5, 2007